CONFORMED COPY
                                                                      EXHIBIT 4

                                CREDIT AGREEMENT


                            dated as of June 1, 1996


                                      among


                                   SONAT INC.,


                             THE BANKS NAMED HEREIN,


                                       and


               THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION)


                                       and


                          MORGAN GUARANTY TRUST COMPANY
                                   OF NEW YORK
                                  as Co-Agents



- ------------------------------------------------------------------------------


                                TABLE OF CONTENTS

Article                                                                   Page

I.    LOANS.............................................................     1

         1.01     Syndicated Loans......................................     1
         1.02     Money Market Loans....................................     1
         1.03     Intentionally Omitted.................................     4
         1.04     Change of Commitments.................................     4
         1.05     Borrowings of Syndicated Loans........................     6
         1.06     Several Commitments; Remedies Independent.............     7
         1.07     Availability of Funds.................................     7
         1.08     Extension of Commitment Termination Date..............     7
         1.09     Lending Offices.......................................     8
         1.10     Notes.................................................     8

II.   PAYMENTS, INTEREST AND CERTAIN FEES...............................     8

         2.01     Repayment of Loans....................................     8
         2.02     Interest..............................................     8
         2.03     Interest Periods......................................     9
         2.04     Prepayments...........................................    10
         2.05     Payments, etc.........................................    10
         2.06     Pro Rata Treatment; Sharing...........................    11
         2.07     Computations..........................................    12
         2.08     Facility Fee..........................................    12
         2.09     Administration Fee....................................    12

III.  PROVISIONS RELATING TO FIXED RATE LOANS...........................    12

         3.01     Additional Costs......................................    12
         3.02     Limitation on Types of Loans..........................    15
         3.03     Illegality............................................    15
         3.04     Treatment of Affected Loans...........................    16
         3.05     Compensation..........................................    16
         3.06     Survival..............................................    17

IV.   CONDITIONS........................................................    17

         4.01     Conditions to Effectiveness...........................    17
         4.02     Conditions Precedent to Loans.........................    18

V.    COVENANTS.........................................................    18

         5.01     Financial Statements..................................    18
         5.02     Access to Books and Inspection........................    19
         5.03     Litigation............................................    19
         5.04     Maintenance of Existence..............................    20
         5.05     Merger; Sale of Assets................................    20
         5.06     Default; Investment Rating............................    21
         5.07     ERISA.................................................    21
         5.08     Liens.................................................    21
         5.09     Total Indebtedness to Consolidated Capitalization.....    22
         5.10     Intentionally Omitted.................................    22
         5.11     Insurance.............................................    22
         5.12     Maintenance of Properties.............................    22
         5.13     Public Utility Holding Company Act....................    23

VI.   REPRESENTATIONS AND WARRANTIES....................................    23

         6.01     Corporate Existence and Powers........................    23
         6.02     Corporate Authority, etc..............................    23
         6.03     Financial Condition...................................    23
         6.04     Litigation............................................    24
         6.05     Taxes.................................................    24
         6.06     Approvals.............................................    24
         6.07     ERISA.................................................    24
         6.08     Regulation U..........................................    24
         6.09     Certain Subsidiaries..................................    24
         6.10     Investment Company Act................................    25
         6.11     Environmental Laws....................................    25

VII.  EVENTS OF DEFAULT.................................................    25


VIII. MISCELLANEOUS.....................................................    27

         8.01     Waiver................................................    27
         8.02     Notices and Delivery of Documents.....................    27
         8.03     Governing Law.........................................    28
         8.04     Offsets, etc..........................................    28
         8.05     Disposition of Loans..................................    28
         8.06     Expenses..............................................    28
         8.07     Amendments, Waivers, etc..............................    29
         8.08     Definitions...........................................    29
         8.09     Successors and Assigns................................    29
         8.10     Counterparts..........................................    29

IX. THE AGENTS..........................................................    29

         9.01     Appointment, Power and Immunities.....................    29
         9.02     Reliance by Agents....................................    30
         9.03     Default...............................................    30
         9.04     Rights as a Lender....................................    30
         9.05     Indemnification.......................................    31
         9.06     Reports...............................................    31
         9.07     Non-Reliance on Agents and Other Banks................    31
         9.08     Failure to Act........................................    32
         9.09     Resignation or Removal of Agents......................    32


SCHEDULE 1        Definitions
SCHEDULE 2..      Lending Offices and/or Addresses for Notices

EXHIBIT A-1 Form of Note for Syndicated Loans EXHIBIT A-2 Form of Note for Money Market Loans EXHIBIT B Form of Opinion of Counsel to the Company EXHIBIT C Form of Opinion of Special New York
                  Counsel to the Banks
EXHIBIT D         Form of Money Market Quote Request
EXHIBIT E         Form of Money Market Quote



            CREDIT AGREEMENT dated as of June 1, 1996 among SONAT INC., a Delaware corporation (the "Company"); the undersigned banks (each herein called a "Bank"); and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION) and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, each as agent for the Banks under this Agreement (in such capacity, each such agent being herein called an "Agent" and collectively the "Agents").

            The Company has requested the Banks to extend credit to the Company for the general corporate purposes of the Company. The Banks are prepared to do so on the terms hereof.

            Accordingly, the Company, each Bank and the Agents hereby agree as follows:

            I.    LOANS

            1.01 Syndicated Loans. Each Bank severally agrees, on the terms of this Agreement, to make loans to the Company in Dollars during the period from and including the date hereof to but not including the Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of such Bank's Commitment as then in effect. Subject to the terms of this Agreement, during such period the Company may borrow, repay and reborrow the amount of the Commitments; provided that the aggregate principal amount of all Money Market Loans, together with the aggregate principal amount of all Syndicated Loans, at any one time outstanding shall not exceed the aggregate amount of the Commitments at such time except that, notwithstanding the foregoing, Money Market Loans outstanding at the time of any termination or reduction of the Commitments pursuant to 1.04 hereof need not be prepaid on account of this proviso.

            1.02  Money Market Loans.

            (a) In addition to borrowings of Syndicated Loans, the Company may, as set forth in this 1.02, request the Banks to make offers to make Money Market Loans to the Company in Dollars. The Banks may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers in the manner set forth in this 1.02. Money Market Loans shall be Set Rate Loans, provided that:

                 (i) there may be no more than fifteen different Interest Periods for both Syndicated Loans (other than Domestic Loans) and Money Market Loans outstanding at the same time (for which purpose Interest Periods described in different lettered clauses of the definition of the term "Interest Period" in 2.03 hereof shall be deemed to be different Interest Periods even if they are coterminous); and

                (ii) the aggregate principal amount of all Money Market Loans, together with the aggregate principal amount of all Syndicated Loans, at any one time outstanding shall not exceed the aggregate amount of the Commitments at such time except that, notwithstanding the foregoing, Money Market Loans outstanding at the time of any termination or reduction of the Commitments pursuant to 1.04 hereof need not be prepaid on account of this proviso.

            (b) When the Company wishes to request offers to make Money Market Loans, it shall give each Bank notice (a "Money Market Quote Request") so as to be received no later than 11:00 a.m. New York time on the Business Day next preceding the date of borrowing proposed therein or such other time and date as the Company and the Majority Banks may agree. The Company may request offers to make Money Market Loans for up to three different Interest Periods in a single notice (for which purpose Interest Periods in different lettered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous); provided that the request for each separate Interest Period shall be deemed to be a separate Money Market Quote Request for a separate borrowing (a "Money Market Borrowing"). Each such notice shall be substantially in the form of Exhibit D hereto and shall specify as to each Money Market Borrowing:

                 (i) the proposed date of such borrowing, which shall be a Business Day;

                (ii) the aggregate amount of such Money Market Borrowing, which shall be at least $25,000,000 (or in larger multiples of $5,000,000) but shall not cause the limits specified in 1.02 hereof to be violated (without giving effect to any other Money Market Borrowing subject to a simultaneous Money Market Quote Request);

               (iii) the duration of the Interest Period applicable thereto; and

                (iv) the date on which the Money Market Quotes are to be submitted if it is before the proposed date of borrowing (the date on which such Money Market Quotes are to be submitted is called the "Quotation Date").

Except as otherwise provided in this 1.02, no Money Market Quote Request shall be given within five Business Days (or such other number of days as the Company and the Majority Banks may agree) of any other Money Market Quote Request.

            (c) (i) Each Bank may submit one or more Money Market Quotes, each containing an offer to make a Money Market Loan in response to any Money Market Quote Request; provided that, if the Company's request under 1.02(b) hereof specified more than one Interest Period, such Bank may make a single submission containing one or more Money Market Quotes for each such Interest Period. Each Money Market Quote must be submitted to the Company not later than 10:00 a.m. New York time on the Quotation Date or such other time and date as the Company and the Majority Banks may agree. Subject to 3.02(b), 3.03, 4.02 and Article VII hereof, any Money Market Quote so made shall be irrevocable except with the written consent of the Company.

                (ii) Each Money Market Quote shall be substantially in the form of Exhibit E hereto and shall specify:

                  (A) the proposed date of borrowing and the Interest Period therefor;

                  (B) the  principal  amount of the Money  Market Loan for which each such offer is being made, which principal amount shall be at least $5,000,000 or a larger multiple of $1,000,000; provided that the aggregate principal amount of all Money Market Loans for which a Bank submits Money Market Quotes (x) may be greater or less than the Commitment of such Bank but (y) may not exceed the principal amount of the Money Market Borrowing for a particular Interest Period for which offers were requested;

                  (C) the  rate of  interest  per  annum  (rounded  upwards,  if necessary, to the nearest 1/10,000th of 1%) offered for each Money Market Loan (the "Money Market Rate"); and

                  (D) the identity of the quoting Bank.

Unless otherwise agreed by the Company, no Money Market Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Money Market Quote Request and, in particular, no Money Market Quote may be conditioned upon acceptance by the Company of all (or some specified minimum) of the principal amount of the Money Market Loan for which such Money Market Quote is being made.

            (d) Not later than 11:30 a.m. New York time on the Quotation Date or such other time and date as the Company and the Majority Banks may agree, the Company shall notify each Bank of its acceptance or nonacceptance of the offers so notified to it pursuant to 1.02(c)(i) hereof (and the failure of the Company to give such notice by such time shall constitute nonacceptance). In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Company may accept any Money Market Quote in whole or in part (provided that any Money Market Quote accepted in part shall be at least $5,000,000 or in larger multiples of $1,000,000); provided that:

                 (i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

                (ii)  the  aggregate  principal  amount  of  each  Money  Market
      Borrowing shall be at least $25,000,000 (or in larger multiples of $5,000,000) but shall not cause the limits specified in 1.02 hereof to be violated;

               (iii) acceptance of offers may be made only in ascending order of Money Market Rates, in each case commencing with the lowest rate so offered; and

                (iv) the Company may not accept any offer that fails to comply with 1.02(c)(ii) hereof or otherwise fails to comply with the requirements of this Agreement (including, without limitation, 1.02(a) hereof).

If offers are made by two or more Banks with the same Money Market Rates for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Company among such Banks as nearly as possible (in multiples of $1,000,000) in proportion to the aggregate principal amount of such offers. Determinations by the Company of the amounts of Money Market Loans shall be conclusive in the absence of manifest error. Promptly after the acceptance by the Company of any Money Market Quote, the Company shall give Chase notice of the principal amount of each Money Market Loan to be made pursuant to such Money Market Quote, the rate of interest per annum and the duration of the Interest Period applicable thereto and the name of the Bank making such Loan.

            (f) Any Bank whose offer to make any Money Market Loan has been accepted shall, not later than 1:00 p.m. New York time on the date specified for the making of such Loan, make the amount of such Loan available to Chase at account number NYAO-DI-900-9-000002 maintained by Chase with The Chase Manhattan Bank (National Association) at its Principal Office in immediately available funds, for account of the Company. The amount so received by Chase shall, subject to the terms and conditions of this Agreement, be made available to the Company on such date by depositing the same, in immediately available funds, in an account of the Company maintained with The Chase Manhattan Bank (National Association) at its Principal Office designated by the Company.

            (g) Except for the  purpose  and to the extent  expressly  stated in
1.03 hereof, the amount of any Money Market Loan made by any Bank shall not constitute a utilization of such Bank's Commitment.

            1.03  Commitment Fee.  Intentionally omitted.

            1.04  Change of Commitments.

            (a) The Company shall have the right at any time or from time to time upon not less than three Business Days' prior notice to Chase (specifying the date and the aggregate amount of each such reduction or termination) to terminate in whole, or to reduce in part, the aggregate unused amount of the Commitments (and, in accordance with 1.02(g) hereof, outstanding Money Market Loans shall not constitute a utilization of the Commitments). Each such reduction shall be in an aggregate amount of at least $25,000,000 and a multiple of $1,000,000. Chase shall promptly notify each Bank of its proportionate share and the date of each such reduction.

            (b) If either (i) during any period of 12 consecutive months, individuals who were directors of the Company at the beginning of such period cease to constitute a majority of the board of directors of the Company (except for changes due to the retirement or death of any such individuals) or (ii) any Person (or group of Persons which has an agreement, arrangement or understanding for the purpose of acquiring the shares of the Company) shall acquire, directly or indirectly, beneficial ownership or control of more than 50% of the then outstanding voting shares of the Company (either such event being hereinafter referred to as a "Change in Control"), then each Bank (through Chase) may, by notice to the Company not later than the date 20 Business Days after the Company shall have notified the Agents of any such Change in Control, reduce the Commitment of such Bank in an amount equal to the unused amount of such Bank's Commitment (and, in accordance with 1.02(g) hereof, outstanding Money Market Loans shall not constitute a utilization of such Bank's Commitment). The Company agrees, as soon as it shall become known to one of its senior officers, to notify the Agents of any such Change in Control (and the Agents shall promptly notify the Banks thereof), but the failure to so notify shall not preclude any Bank from reducing the unused amount of such Bank's Commitment as aforesaid.

            (c) Provided that no Default shall have occurred and be continuing, the Company may at any time terminate the Commitment of any Bank that has claimed any compensation under 3.01(a) or 3.01(c) hereof at any time during the preceding one-month period, in whole but not in part, by (i) giving Chase (which shall promptly notify such Bank) not less than five Business Days' prior notice thereof, which notice shall be irrevocable and effective only upon receipt by Chase and shall specify the identity of such Bank and the effective date of such termination, and (ii) paying to such Bank (and there shall become due and payable) on such date the outstanding principal amount of all Loans made by such Bank, interest on such principal amount accrued to such date, any amounts payable to such Bank pursuant to Article III hereof in connection therewith and all other amounts owing to such Bank by the Company hereunder (provided that the obligations of the Company under Article III and 8.06 hereof to such Bank shall survive such termination).

            (d) Provided that no Default shall have occurred and be continuing, the Company may at any time replace any Bank that has claimed any compensation under 3.01(a) or 3.01(c) hereof at any time during the preceding one-month period, in whole but not in part, by giving Chase not less than five Business Days' prior notice (and Chase shall promptly notify such Bank), that it intends to replace such Bank with one or more banks (which may include any other Bank under this Agreement) selected by the Company and acceptable to Chase (which shall not unreasonably withhold its consent). Any such replacement shall be accomplished pursuant to documentation in form and substance satisfactory to Chase. Upon the effective date of any replacement under this 1.04(d) (and as a condition thereto), the Company shall repay to the Bank being replaced the principal of and interest on each Loan then outstanding from such Bank together with all other amounts owing to such Bank hereunder and such replacement bank (or banks, as the case may be) shall make a loan (or loans) to the Company in the (aggregate) principal amount of each such Loan so repaid which loan (or loans) shall be of the same type and have the same maturity and interest rate as the respective Loan so repaid), whereupon such replacement bank (or banks) shall become a "Bank" (or "Banks") for all purposes of this Agreement having a Commitment (or Commitments in the aggregate) in the amount of such Bank being replaced and such loan (or loans) shall be deemed a Loan (or Loans) hereunder.

            (e) The Commitments once terminated or reduced may not be reinstated.

            1.05  Borrowings of Syndicated Loans.

            (a) Each Syndicated Loan shall be either a Domestic Loan or Eurodollar Loan. Syndicated Loans on the occasion of any borrowing thereof hereunder may be Domestic Loans or Eurodollar Loans (each a "type" of Loan) or any combination thereof; provided that there may be no more than ten Interest Periods for Eurodollar Loans outstanding at the same time; and provided, further, that there may be no more than fifteen different Interest Periods for both Eurodollar Loans and Money Market Loans outstanding at the same time (for which purpose Interest Periods described in different lettered clauses of the definition of the term "Interest Period" in 2.03 hereof shall be deemed to be different Interest Periods even if they are coterminous).

            (b) The Company shall give Chase (which shall promptly notify the Banks) notice of each borrowing hereunder of Syndicated Loans, which notice shall be irrevocable and effective only upon receipt by Chase, shall specify with respect to the Syndicated Loans to be borrowed (i) the aggregate amount (which shall be at least $10,000,000 or a multiple of $1,000,000 in excess thereof), (ii) the type or types of Loans to be borrowed and the aggregate amount of each type, (iii) the date of such borrowing (which shall be a Business
Day), and (iv) (in the case of Eurodollar Loans) the duration of the Interest Period therefor and shall be given not later than 11:00 a.m. New York time, in the case of Domestic Loans, on the same day as the date of such borrowing and, in the case of Eurodollar Loans, on the day which is not less than three Business Days prior to the date of such borrowing.

            (c) If at any time during which Syndicated Loans are outstanding under this Agreement the Company shall fail to give a notice of the type referred to in 1.05(b) or otherwise to advise Chase in writing by 11:00 a.m. New York time on the day which is not less than one Business Day prior to the maturity date of any such Syndicated Loans that it does not intend to reborrow an amount at least equal to the aggregate amount of such Syndicated Loans (or, if less, the aggregate amount of the Commitments) on such maturity date, the Company shall be deemed to have given on such first Business Day preceding such maturity date a notice of borrowing hereunder for Domestic Loans to be made on such date in an amount equal to the lesser of (i) the aggregate principal amount of the Syndicated Loans which are maturing on such date or (ii) the aggregate amount of the Commitments to be outstanding on such date (after giving effect to any reductions of the Commitments to be effected on such date), and Chase shall notify the Banks of such borrowing.

            (d) Subject to Chase's receipt or deemed receipt of a notice of borrowing as provided in 1.05(b) or 1.05(c) hereof, Chase shall give each Bank not less than three Business Days' prior notice (with respect to each borrowing of Eurodollar Loans) or same-day notice by noon (with respect to each borrowing of Domestic Loans), as the case may be, of each such borrowing specifying (i) the aggregate amount to be borrowed, (ii) the date of borrowing, (iii) the type or types of Loans to be borrowed, (iv) in the case of any Fixed Rate Loans to be borrowed, the duration of the Interest Period therefor and (v) such Bank's pro rata portion thereof.

            (e) Not later than 1:00 p.m. New York time on the date specified for each borrowing of Syndicated Loans, each Bank shall make available to Chase, at account number NYAODI-900-9-000002 maintained by The Chase Manhattan Bank (National Association) at its Principal Office in immediately available funds the amount of the Syndicated Loan or Syndicated Loans to be made by it on such date. If any Bank shall (i) be obligated but fail to make available the amount of the Syndicated Loan to be made by it on the date specified for a borrowing hereunder and (ii) have any Syndicated Loans which are maturing on such date, such maturing Syndicated Loans shall automatically be extended in an amount equal to (but not in excess of) the amount of the Syndicated Loan to be made and in the type and for the Interest Period of such Loan to be made (and such Loan which would otherwise mature on such date shall not be considered to be past due hereunder).

            1.06 Several Commitments; Remedies Independent. The failure of any Bank to make any Loan to be made by it shall not relieve any other Bank of its obligation to make its Loan on such date, but neither any other Bank nor any Agent shall be responsible for such failure. The amounts payable at any time by the Company hereunder and under the Notes to each Bank shall be a separate and independent debt and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank or any Agent to consent to, or to be joined as an additional party in, any proceedings for such purposes.

            1.07 Availability of Funds. Unless Chase shall have been notified by a Bank prior to the date of any borrowing hereunder that such Bank does not intend to make available to Chase such Bank's Loans to be made on such day, Chase may assume that such Bank has made the amount of such Loans to be made available to Chase on such date and Chase may in reliance upon such assumption (but shall not be required to) make available to the Company a corresponding amount. If such proceeds are not in fact made available to Chase by such Bank, Chase shall be entitled to recover such corresponding amount on demand from such Bank (or, if such Bank fails to pay such corresponding amount forthwith upon such demand, from the Company) together with interest thereon in respect of each day during the period commencing on the date such corresponding amount was made available to the Company and ending on (but excluding) the date Chase recovers such corresponding amount at a rate per annum equal to the Federal Funds Rate for such day (or if such day is not a Business Day, the next preceding Business
Day).

            1.08 Extension of Commitment Termination Date. The Company may, by notice to the Agents not less than 60 days and not more than 90 days prior to the Commitment Termination Date, request that the Banks extend the Commitment Termination Date to the Quarterly Date in June of the calendar year next succeeding the calendar year in which the Commitment Termination Date then falls. The Agents shall promptly notify each Bank of such request. Upon the receipt by Chase of the agreement in writing of each Bank to such extension not less than 30 days prior to the Commitment Termination Date then in effect, Chase shall notify the Company and each Bank that all of the Banks have agreed to such extension, which extension shall become effective upon the receipt by Chase (with sufficient copies for each Bank) not less than five Business Days prior to such Commitment Termination Date of an opinion of counsel to the Company, satisfactory to each Bank and special counsel to the Banks, as to the due authorization, execution and delivery by the Company of such notice of extension, the validity and binding effect as regards the Company of this Agreement and the Notes as so extended, and there being no necessity for any authorization or approval by, or any filing or registration with, any public regulatory body for such extension and for the performance of this Agreement and the Notes as so extended (or, if any such action is necessary or required, that the same has been duly obtained or effected, is valid and sufficient for the purpose and a true copy thereof is attached to such opinion) and covering such other matters relating to such extension as any Agent or Bank may reasonably request.

            1.09 Lending Offices. The Loans of each type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such type.

            1.10  Notes.

            (a) The Syndicated Loans made by each Bank shall be evidenced by a single promissory note (a "Syndicated Note") of the Company substantially in the form of Exhibit A-1 hereto, dated the Effective Date, payable to such Bank in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed. The date, amount, type, interest rate and maturity date of each Syndicated Loan made by each Bank to the Company, and each payment made on account of the principal thereof, shall be recorded by such Bank on its books and, prior to any transfer of such Note held by it, endorsed by such Bank on the schedule attached to such Note or any continuation thereof. The failure of any Bank to make any notation or entry or any error in such a notation or entry shall not, however, limit or otherwise affect any obligation of the Company under this Agreement or the Notes.

            (b) The Money Market Loans made by any Bank shall be evidenced by a single promissory note (a "Money Market Note") of the Company substantially in the form of Exhibit A-2 hereto, dated the date of the delivery of such Note to Chase under this Agreement, payable to such Bank and otherwise duly completed. The date, amount, interest rate and maturity date of each Money Market Loan made by each Bank to the Company, and each payment made on account of the principal thereof, shall be recorded by such Bank on its books and, prior to any transfer of such Note held by it, endorsed by such Bank on the schedule attached to such Note or any continuation thereof. The failure of any Bank to make any notation or entry or any error in such a notation or entry shall not, however, limit or otherwise affect any obligation of the Company under this Agreement or the Notes.

            II.   PAYMENTS, INTEREST AND CERTAIN FEES

            2.01 Repayment of Loans. The Company hereby promises to pay to Chase for account of each Bank the principal amount of each Loan made by such Bank, and such Loan shall mature, on the last day of the Interest Period therefor.

            2.02 Interest. The Company hereby promises to pay to Chase for account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

            (a) if such Loan is a Domestic Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin (if any);

            (b) if such Loan is a Eurodollar Loan, the Fixed Rate for such Loan for the Interest Period for such Loan plus the Applicable Margin (as in effect from time to time during the Interest Period for such Loan); and

            (c) if such Loan is a Set Rate Loan, the Money Market Rate for such Loan for the Interest Period therefor quoted by the Bank making such Loan and accepted by the Company in accordance with 1.02 hereof.

Notwithstanding the foregoing, the Company hereby promises to pay to Chase for account of each Bank interest at the applicable Post-Default Rate on any principal of any Loan made by such Bank, and on any other amount payable by the Company hereunder or under the Notes held by such Bank to or for account of such Bank, which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Loan shall be payable on each Interest Payment Date for such Loan, except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any Eurodollar Loan that is converted into a Domestic Loan (pursuant to 3.04 hereof) shall be payable on the date of conversion (but only to the extent so converted). Promptly after the determination of any interest rate provided for herein or any change therein, Chase shall give notice thereof to the Banks to which such interest is payable and to the Company.

            2.03 Interest Periods. As used in this Agreement, "Interest Period" shall mean:

            (a) With respect to any Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company may select as provided in 1.05(b) hereof, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

            (b) With respect to any Domestic Loan, the period commencing on the date such Domestic Loan is made and ending on the date such Loan is repaid;

            (c) With respect to any Set Rate Loan, the period commencing on the date such Set Rate Loan is made and ending on any Business Day up to 180 days thereafter, as the Company may select as provided in 1.02(b) hereof.

Notwithstanding the foregoing: (i) no Interest Period may commence before and end after the Commitment Termination Date; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for Eurodollar Loans, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause (i) above, no Interest Period for any Eurodollar Loans shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loans would otherwise be a shorter period, such Loans shall not be available hereunder.

            2.04 Prepayments. (a) The Company shall have the right, at any time or from time to time, to prepay Syndicated Loans in whole or in part, provided that (i) the Company shall give Chase notice of each such prepayment not less than three Business Days' prior to the date of such prepayment (which notice shall be effective upon receipt), (ii) each partial prepayment shall be in an aggregate principal amount which is at least $1,000,000 or a multiple thereof,
(iii) interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date and (iv) in the case of prepayment of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, the Company shall pay compensation, if any, due in accordance with 3.05(a) with respect thereto. The Company may not prepay any Money Market Loans. Notwithstanding the foregoing, upon not less than four Business Days' prior notice (which shall be effective upon receipt) the Company may simultaneously prepay all Loans then outstanding hereunder and terminate in whole the Commitments (in which case interest on the principal prepaid, accrued to the prepayment date, together with all other amounts owing hereunder, including without limitation under 3.05, shall be paid on such prepayment date).

            (b) If, after giving effect to any termination or reduction of the Commitment of any Bank pursuant to 1.04(a) or (b) hereof, the outstanding aggregate principal amount of the Syndicated Loans held by such Bank exceeds the amount of such Bank's Commitment, the Company shall prepay or pay such Syndicated Loans (of a type to be designated by the Company by notice to Chase not less than four Business Days prior to the date of such termination or reduction and, failing such notice, such prepayment or repayment shall be applied, first, to the outstanding Domestic Loans and, next, to the extent necessary, to the outstanding Fixed Rate Loans with the fewest number of days remaining in the Interest Periods therefor on such termination or reduction date) in an aggregate principal amount equal to such excess, together with interest thereon accrued to the date of such prepayment or payment and any other amounts payable pursuant to 3.05 hereof in connection therewith.

            2.05  Payments, etc.

            (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company under this Agreement and the Notes shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Chase at its Principal Office, not later than 11:00 a.m. New York time on the date on which such payment shall become due; provided that, if a new Loan is to be made by any Bank on a date the Company is to repay any principal of an outstanding Loan of such Bank, such Bank shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference (if any) between the principal to be borrowed and the principal to be repaid shall be made available by such Bank to Chase as provided in 1.02 or 1.05 hereof (if such principal to be borrowed exceeds such principal to be repaid) or paid by the Company to Chase pursuant to this 2.05 (if such principal to be repaid exceeds such principal to be borrowed).

            (b) Each payment received by Chase under this Agreement or any Note for account of a Bank shall be paid promptly to such Bank, in immediately available funds, for account of such Bank's Applicable Lending Office for the Loan in respect of which such payment is made.

            (c) If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

            2.06  Pro Rata Treatment; Sharing.

            (a) Except to the extent otherwise provided herein: (i) each borrowing from the Banks under 1.01 hereof shall be made from the Banks, each payment of commitment fee under 1.03 hereof shall be made for account of the Banks, and each termination or reduction of the amount of the Commitments under
1.04 hereof shall be applied to the Commitments of the Banks, pro rata according to the amounts of their respective Commitments; (ii) each payment of principal of Syndicated Loans by the Company shall be made for account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans held by the Banks; and (iii) each payment of interest on Syndicated Loans by the Company shall be made for account of the Banks pro rata in accordance with the amounts of interest on Syndicated Loans due and payable to the respective Banks.

            (b) If any Bank shall obtain payment of any principal of or interest on any Loan made by it to the Company under this Agreement through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Bank shall have received a greater percentage of the principal or interest then due to such Bank hereunder than the percentage received by any other Banks, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans held by each of the Banks before giving effect to such payment. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

            (c) The Company agrees that any Bank so purchasing a participation (or direct interest) in the Loans made by other Banks (or in interest due thereon, as the case may be) may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation.

            (d) Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company.

            (e) If, under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this 2.06 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this 2.06 to share in the benefits of any recovery on such secured claim.

            2.07 Computations. Interest on Money Market Loans and Eurodollar Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, and interest on Domestic Loans and commitment, facility and supplemental fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

            2.08 Facility Fee. The Company shall pay to Chase for account of each Bank a facility fee on such Bank's Commitment (whether used or not) for the period commencing on the Effective Date and ending on the Commitment Termination Date (or such earlier date on which such Bank's Commitment shall have terminated in full pursuant to 1.04 hereof) at a rate per annum for each day during such period equal to the Applicable Facility Fee Rate in effect on such day. Accrued facility fees shall be payable quarterly on the last Business Day in March, June, September and December in each year, commencing the first such date after the Effective Date and on the date the Commitments are terminated in full.

            2.09 Administration Fee. The Company agrees to pay to Chase for its own account a non-refundable fee in the amount of $5,000 for each Quarterly Period commencing on or prior to the date on which the Commitments are terminated in full. Such fee shall not be pro-rated and shall be paid in arrears on the last Business Day of each Quarterly Period in each year, commencing with the first such Business Day after the Effective Date, and on the date the Commitments are terminated in full.

            III. PROVISIONS RELATING TO FIXED RATE LOANS. The following provisions shall apply to all Fixed Rate Loans:

            3.01  Additional Costs.

            (a) The Company shall pay directly to each Bank from time to time on request pursuant to paragraph (d) of this 3.01 such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining of any Fixed Rate Loans or its obligation to make any Fixed Rate Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:

                 (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any of such Loans (other than taxes imposed on or measured by the overall net income of such Bank or of its Applicable Lending Office for any of such Loans by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office); or

                (ii) imposes or modifies any reserve, special deposit or similar requirements (other than in the case of any Bank for any period as to which the Company is required to pay any amount under paragraph (e) below, the reserves against "Eurocurrency liabilities" under Regulation D therein referred to) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of "Fixed Base Rate" in Schedule 1 hereof), or any commitment of such Bank (including the Commitment of such Bank hereunder); or

               (iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities) or its Commitment.

If any Bank requests compensation from the Company under this 3.01(a), the Company may, by notice to such Bank (with a copy to Chase), suspend the obligation of such Bank to make additional Loans of the type with respect to which such compensation is requested (in which case the provisions of 3.04 hereof shall be applicable) until either (A) the Regulatory Change giving rise to such request ceases to be in effect or (B) such Bank gives notice to the Company that it will no longer require the Company to pay Additional Costs arising from such Regulatory Change.

            (b) Without limiting the effect of the provisions of paragraph (a) of this 3.01, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Company (with a copy to Chase), the obligation of such Bank to make additional Loans of such type hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of 3.04 hereof shall be applicable).

            (c) Without limiting the effect of the foregoing  provisions of this
3.01 (but without duplication), the Company shall pay directly to each Bank from time to time on request pursuant to paragraph (d) of this 3.01 such amounts as such Bank may determine to be necessary to compensate such Bank for any costs which it determines are attributable to the maintenance by such Bank (or any Applicable Lending Office), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A)), of capital in respect of its Commitment or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank (or any Applicable Lending Office) to a level below that which such Bank (or any Applicable Lending Office) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this 3.01(c), "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

            (d) Each Bank will notify the Company of any event occurring after the date of this Agreement that will entitle such Bank to compensation under paragraph (a) or (c) of this 3.01 as promptly as practicable, but in any event within 90 days, after such Bank obtains actual knowledge thereof; provided, however, that if any Bank fails to give such notice within 90 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this 3.01 in respect of any costs resulting from such event, only be entitled to payment under this 3.01 for costs incurred from and after the date 90 days prior to the date that such Bank does give such notice; and provided, further, that each Bank will designate a different Applicable Lending Office for the Loans of such Bank affected by such event or by the matters requiring compensation pursuant to paragraph (e) of this 3.01, and take other measures in its sole discretion, if such designation or other measures will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, result in a material cost to, or be otherwise disadvantageous to, such Bank, except that such Bank shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Bank will furnish to the Company a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (c) of this ss.3.01. Determinations and allocations by any Bank for purposes of this 3.01 of the effect of any Regulatory Change pursuant to paragraph (a) or (b) of this 3.01, or of the effect of capital maintained pursuant to paragraph (c) of this 3.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this 3.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

            (e) Without limiting the effect of the foregoing (but without duplication), the Company shall pay to each Bank on the last day of each Interest Period so long as such Bank is maintaining reserves against "Eurocurrency liabilities" under Regulation D (or, unless the provisions of paragraph (b) above are applicable, so long as such Bank is, by reason of any Regulatory Change, maintaining reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Bank which includes any Eurodollar Loans) an additional amount (determined by such Bank and notified, not less than five Business Days prior to the end of the applicable Interest Period, to the Company through Chase) equal to the product of the following for each Eurodollar Loan made by such Bank for each day during such Interest Period:

                 (i) the principal amount of such Eurodollar Loan outstanding on such day; and

                (ii) the remainder of (x) a fraction the numerator of which is the annual rate (expressed as a decimal) at which interest accrues on such Eurodollar Loan for such Interest Period as provided in this Agreement (less the Applicable Margin) and the denominator of which is one minus the effective annual rate (expressed as a decimal) at which such reserve requirements are imposed on such Bank on such day minus (y) such numerator; and

               (iii)    1/360.

            3.02 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Fixed Base Rate for any Interest Period in accordance with the terms hereof:

            (a) Chase determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of "Fixed Base Rate" in Schedule 1 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for any type of Fixed Rate Loans as provided herein; or

            (b) the Majority Banks determine, which determination shall be conclusive, and notify (or notifies, as the case may be) Chase that the relevant rates of interest referred to in the definition of "Fixed Base
      Rate" in Schedule 1 hereof upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Banks (or to such quoting
      Bank) of making or maintaining such type of Loans;

then Chase shall give the Company and each Bank prompt notice thereof, and so long as such condition remains in effect, the Banks (or such quoting Bank) shall be under no obligation to make additional Loans of such type.

            3.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Bank shall promptly notify the Company thereof (with a copy to Chase) and such Bank's obligation to make Eurodollar Loans shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans (in which case the provisions of 3.04 hereof shall be applicable).

            3.04 Treatment of Affected Loans. If the obligation of any Bank to make a particular type of Fixed Rate Loans shall be suspended pursuant to 3.01 or 3.03 hereof (Loans of such type being herein called "Affected Loans" and such type being herein called the "Affected Type"), all Loans (other than Money Market Loans) which would otherwise be made by such Bank as Loans of the Affected Type shall be made instead as Domestic Loans and, if an event referred to in 3.01(b) or 3.03 hereof has occurred and such Bank so requests by notice to the Company with a copy to Chase, all Affected Loans of such Bank then outstanding shall be automatically converted into Domestic Loans on the date specified by such Bank in such notice and, to the extent that Affected Loans are so made (or converted), all payments of principal which would otherwise be applied to such Bank's Affected Loans shall be applied instead to such Loans.

            3.05 Compensation. The Company shall pay to Chase for account of each Bank, upon the request of such Bank through Chase, such amount or amounts (the basis for which shall be set forth in reasonable detail in such request) as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines is attributable to:

            (a) any payment or conversion of a Fixed Rate Loan or a Set Rate Loan made by such Bank for any reason (including, without limitation, the acceleration of the Loans pursuant to Article VII hereof) on a date other than the last day of the Interest Period for such Loan; or

            (b) any failure by the Company for any reason (including, without limitation, the failure of any of the conditions precedent specified in
      Article IV hereof to be satisfied, but excluding the failure of such Bank to make a Loan when so obligated hereunder) to borrow a Fixed Rate Loan or a Set Rate Loan (with respect to which, in the case of a Money Market Loan, the Company has accepted a Money Market Quote) from such Bank on the date for such borrowing specified in the relevant notice of borrowing given pursuant to 1.05 or 1.02 hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or converted or not borrowed for the period from the date of such payment, conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein minus the Applicable Margin for such Loan over (ii) the interest component of the amount such Bank would have bid in the London interbank market (if such Loan is a Eurodollar Loan) or the United States secondary certificate of deposit market (if such Loan is a Set Rate Loan) for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Bank).

            3.06 Survival. The obligations of the Company under this Article III shall survive the repayment of the Loans and the cancellation of the Notes.

            IV.   CONDITIONS

            4.01 Conditions to Effectiveness. (a) The Agreement herein contemplated shall become effective on the date (the "Effective Date") on which each Agent has received each of the following documents (with a copy for each Bank delivered to Chase), in form and substance satisfactory to each Agent:

                 (i) one or more counterparts of this Agreement executed by each of the parties hereto;

                (ii) certified copies of all corporate action taken by the Company to authorize the execution and delivery of this Agreement and the Notes and the borrowings hereunder;

               (iii) a certificate of a duly authorized officer of the Company as to the incumbency, and setting forth a specimen signature, of each of the persons (a) who has signed this Agreement on behalf of the Company,
      (b) who will sign the Notes on behalf of the Company, and (c) who will, until replaced by other persons duly authorized for that purpose, act as the representatives of the Company for the purpose of signing documents in connection with this Agreement and the transactions contemplated hereby;

                (iv) the Syndicated Note and the Money Market Note for each Bank as provided in 1.10 hereof, in each case duly completed and executed by the Company;

                 (v) an opinion of Hughes Hubbard & Reed, counsel for the Company, substantially in the form of Exhibit B hereto, which (except as to matters of New York or Federal law) may rely as to certain matters upon an opinion of the Vice President and Secretary of the Company substantially in the form attached to said Exhibit B;

                (vi) an opinion of Simpson Thacher & Bartlett, special counsel to the Banks and the Agents, substantially in the form of Exhibit C hereto; and

               (vii) such other statements, documents, reports or certificates as any Bank or Agent may reasonably request.

            (b) On the Effective Date, (i) the Company shall pay all accrued and unpaid fees outstanding under the Existing Agreement to Chase for account of each "Bank" under the Existing Agreement, (ii) each loan outstanding under the Existing Agreement shall be deemed a Money Market Loan hereunder in the amount, with the same rate of interest and maturity date as such loan under the Existing Agreement, and the obligations of the Company with respect to such loan under the Existing Agreement including accrued and unpaid interest shall be deemed renewed and carried forward hereunder and (iii) the Existing Agreement and the "Commitments" thereunder shall be terminated. On or promptly after the Effective Date, the Banks that are "Banks" under the Existing Agreement shall return to the Company the "Notes," as defined in the Existing Agreement (the "Existing Notes"), issued to such Banks thereunder, marked "paid in full," and the Agents shall not deliver to any Bank the Notes issued by the Company under this Agreement to which such Bank would otherwise be entitled until such Bank has so returned its Existing Notes unless the Company shall consent in writing thereto.

            4.02 Conditions Precedent to Loans. The obligation of any Bank to make any Loan hereunder (including any Money Market Loan and such Bank's initial Syndicated Loan on or after the Effective Date) is subject to the further conditions precedent that, both immediately prior to such Loan and also after giving effect thereto: (a) either (i) if such borrowing is a Money Market Loan or will increase the outstanding aggregate principal amount of the Syndicated Loans, no Default shall have occurred and be continuing or (ii) in the case of any other borrowing, no Event of Default shall have occurred and be continuing; and (b) the representations and warranties made by the Company in Article VI (other than, if such borrowing is not a Money Market Loan and will not increase the outstanding aggregate principal amount of the Syndicated Loans, the last sentence of 6.03, 6.04, 6.05, 6.07, 6.09 and 6.11 hereof) shall be true on and as of the date of the notice or deemed notice of borrowing for such Loans and on the date of the making of such Loans with the same force and effect as if made on and as of each such date. The obligation of any Bank to make a Eurodollar
Loan hereunder is subject to the further condition precedent that, both immediately prior to such Loan and also after giving effect thereto, no Default shall have occurred and be continuing. Each notice or deemed notice of borrowing by the Company hereunder shall constitute a certification by the Company to the effect set forth in the two preceding sentences to the extent applicable to the borrowing that is the subject of such notice (both as of the date of such borrowing notice and, unless the Company otherwise notifies Chase in such borrowing notice or prior to the date of such borrowing, as of the date of such borrowing).

            V. COVENANTS. So long as any Loan or any other amount owing by the Company to any Agent or Bank hereunder remains outstanding or any Bank's Commitment remains in effect:

            5.01  Financial Statements.  The Company shall deliver to each
Bank:

            (a) As soon as available and in any event within 60 days after the end of each of the first three quarterly accounting periods in each fiscal year, the 10-Q report of the Company for such period;

            (b) As soon as available and in any event within 120 days after the end of each fiscal year, the 10-K report of the Company for such fiscal year, accompanied by (A) an opinion as to the financial statements contained in such 10-K report of independent certified public accountants of recognized national standing, (B) a statement by said accountants that in the course of their regular examination of the Company and its Consolidated Subsidiaries for purposes of their opinion they obtained no knowledge, except as specifically stated, of the occurrence and continuance of any Default, and (C) a statement of an Appropriate Officer of the Company that such officer has no knowledge, except as specifically stated, of the occurrence and continuance of any Default.

            (c) With the report delivered under 5.01(b) hereof, a statement signed by an Appropriate Officer of the Company certifying and, where calculations are necessary, demonstrating compliance by the Company with the provisions of 5.09 hereof.

            (d)   Promptly after their becoming available:

                 (i)  Copies  of all  financial  statements,  reports  and proxy
      statements   which  the  Company  shall  have  sent  to  its  stockholders generally.

                (ii) Copies of all regular and periodic reports, if any, which the Company or any Restricted Subsidiary shall have filed with the Securities and Exchange Commission, or any governmental agency substituted therefor, or with any national securities exchange.

            (e) From time to time, with reasonable promptness, such further information regarding the business, affairs and financial position of the Company and each Subsidiary as any Bank may reasonably request.

            5.02 Access to Books and Inspection. The Company shall, upon reasonable request by any Bank, give any representative of such Bank access, at the Company's principal office, during normal business hours to, and permit such representative to examine, copy or make excerpts from, any and all books, records and documents in the possession of the Company relating to its affairs and the affairs of its Subsidiaries, excluding, however, any privileged and confidential communications or other materials, and to inspect any of the properties of the Company or such Subsidiaries; provided that all information (other than publicly available information) delivered by the Company to any Bank pursuant to this 5.02 is strictly confidential, and each Bank agrees that it shall (or shall cause the persons referred to in clause (ii) below to) maintain the confidentiality of any such information, subject to: (i) the obligation to disclose such information pursuant to subpoena or other legal process, or to regulatory or examining authorities or other governmental agencies having jurisdiction, or otherwise as may be required by law; (ii) the right to disclose such information to the independent auditors and counsel of such Bank, or to the Agents or any other Bank; and (iii) the right to disclose such information to assignees and participants (including prospective assignees and participants) as provided in 8.05 hereof.

            5.03 Litigation. Notwithstanding any other provision of this Agreement, the Company shall, promptly after its becoming available, furnish to each Bank a copy of any report filed by the Company with the Securities and Exchange Commission which contains a statement, description or disclosure as to any litigation or proceeding before any governmental or regulatory agencies affecting the Company or any of its Subsidiaries.

            5.04 Maintenance of Existence. The Company will preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its corporate existence, provided that the foregoing shall not prevent a merger or consolidation, or sale or other disposition of assets, of the Company or any Restricted Subsidiary unless otherwise prohibited by this Agreement.

            5.05  Merger; Sale of Assets.  The Company shall not:

            (a) merge into or consolidate with any corporation if (i) the Company is not the surviving corporation, (ii) the Company is the surviving corporation and a majority of the board of directors of the Company for a period of three months after the effective date of such merger does not consist of individuals who were directors of the Company 12 months prior to such effective date (except for changes due to the retirement or death of any such individuals) or (iii) after giving effect to such merger or consolidation, a Default has occurred and is continuing; or

            (b) permit any Restricted Subsidiary to be a party to any merger or consolidation or to transfer all or substantially all of its assets, except that any such Restricted Subsidiary may merge or consolidate with, or transfer all or substantially all of its assets to, the Company or any of the Company's other Subsidiaries provided that (i) the surviving entity of such merger or consolidation or the transferee of such assets (if it is not the Company or another Restricted Subsidiary) shall thereafter be treated as a Restricted Subsidiary for all purposes of this Agreement and
      (ii) after giving effect to such merger, consolidation or transfer of assets, no Default shall have occurred and be continuing; or

            (c) sell, assign, transfer or otherwise dispose of all or substantially all of its assets or, in any case, any stock of or other equity interest in any of the Restricted Subsidiaries, except that (i) stock of or other equity interest in any such Restricted Subsidiary may be sold, assigned or transferred by the Company to any of its wholly-owned Subsidiaries provided that thereafter such Subsidiary shall be treated as a Restricted Subsidiary for all purposes of this Agreement and the Company shall not permit such Subsidiary to sell, assign, transfer or otherwise dispose of any such stock or other equity interest except to the Company or otherwise in accordance with this clause (c), (ii) stock of or other equity interest in any Restricted Subsidiary may be sold, assigned, transferred or disposed of (whether by the Company or any of its wholly-owned Subsidiaries) so long as immediately after giving effect to such transaction the Company and/or one or more of its wholly-owned Subsidiaries owns stock of or other equity interests in such Restricted Subsidiary (x) representing, in the case of a partnership, not less than 80% of the outstanding capital and profit interests in such partnership or, in the case of any other entity, not less than 80% of the fair market value of the outstanding stock of or other equity interests in such Restricted Subsidiary (excluding Mandatory Preferred Stock of such
      Restricted Subsidiary) and (y) representing not less than 80% of the ordinary voting power for the election of directors or other persons performing similar functions of such Restricted Subsidiary (other than stock or other equity interests having such power only by reason of the happening of a contingency) and (iii) Mandatory Preferred Stock of any Restricted Subsidiary may be sold, assigned, transferred or disposed of (whether by the Company or any of its Subsidiaries).

            5.06  Default; Investment Rating.  The Company shall:

            (a) as soon as it shall become known to a senior officer of the Company, forthwith notify each Agent if any Default shall have occurred; and

            (b) if Moody's or S&P (or any successor thereto) shall have assigned a new rating to the senior debt securities of the Company, notify each Agent of such new rating within 30 days after it is first announced by the applicable rating agency.

            5.07  ERISA.  The Company will furnish to the Banks:

            (a) as soon as possible and in any event within 15 days after the Company knows or has reason to know that any Termination Event has occurred, a statement of a senior officer of the Company describing such Termination Event and the action, if any, which the Company proposes to take with respect thereto;

            (b) from time to time promptly after the request of any Bank, copies of each annual report filed pursuant to Section 104 of ERISA with respect to each Plan (including, to the extent required by Section 103 of ERISA, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information referred to in Section 103) and each annual report filed with respect to each Plan under Section 4065 of ERISA;

            (c) promptly after receipt thereof by the Company from the PBGC, copies of each notice received by the Company of PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan; and

            (d)  promptly   after  such  request,   such  other   documents  and
      information relating to Plans as any Bank may reasonably request from time to time.

            5.08 Liens. The Company will not, and will not permit any Subsidiary to, grant a security interest in any stock of any of the Restricted Subsidiaries or Citrus Corp. The Company will not grant a security interest in any of its other assets to secure Indebtedness (except as provided in the next sentence) unless the Company simultaneously grants to any Agent for the benefit of the Banks an equal and ratable security interest in the assets subject to such security interest. The provisions of the preceding sentence shall not apply to the grant by the Company of:

            (a) Any purchase money mortgage or purchase money security interest created to secure all or part of the purchase price of any property (or to secure a loan made to enable the Company to acquire the property described in such mortgage or in any applicable security agreement); provided that such mortgage or security interest shall extend only to the property so acquired, fixed improvements thereon, replacements thereof and the income and profits therefrom;

            (b) Any security interest on any property acquired or constructed by the Company, and created not later than twelve months after (i) such acquisition or completion of such construction or (ii) commencement of operation of such property, whichever is later; provided that such security interest shall extend only to the property so acquired or constructed, fixed improvements thereon, replacements thereof and income and profits therefrom;

            (c) Any security interest deemed to be created as a result of the deposit of cash or securities for the purpose of defeasance of Indebtedness; and

            (d) Any security interest in any of its cash or cash equivalents (within the meaning of generally accepted accounting principles) created by the Company for the purpose of securing Derivative Obligations of the Company, provided that the aggregate amount of all cash or cash equivalents secured by security interests permitted by this clause (d) shall not exceed $25,000,000.

            (e) Any security interest not otherwise permitted under the preceding clauses (a) through (d) in any of its assets created by the Company for the purpose of securing Indebtedness of the Company, provided that the aggregate amount of all Indebtedness of the Company secured by security interests permitted by this clause (e) shall not exceed $10,000,000.

            5.09 Total Indebtedness to Consolidated Capitalization. The Company will not at any time permit Total Indebtedness of the Company to exceed 65% of the Consolidated Capitalization of the Company.

            5.10 Subsidiary Indebtedness Limitations. [Intentionally omitted.]

            5.11 Insurance. The Company will, and will cause each of its Subsidiaries to, keep insured with financially sound and reputable insurers or through self-insurance conforming with practices of similar corporations maintaining systems of self-insurance all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

            5.12  Maintenance  of  Properties.  The Company will, and will cause each of its Subsidiaries to, keep all of its material properties necessary in its business in good working order and condition appropriate for the use being made thereof, ordinary wear and tear excepted; except, in every case, as and to the extent that the Company or its Subsidiaries may be prevented from maintaining their respective properties by fire, strikes, lockouts, acts of God, inability to obtain labor or materials, governmental (including judicial) restrictions, enemy action, civil commotion or unavoidable casualty or similar causes beyond the control of the Company; provided, however, that nothing in this 5.12 shall prevent the Company or any of its Subsidiaries from discontinuing the use, operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company or its applicable Subsidiary, desirable in the conduct of the business of the Company or such Subsidiary and if such discontinuance is not disadvantageous in any material respect to the Banks; and provided, further, that nothing in this 5.12 shall prohibit any sale, assignment, transfer or other disposition permitted by 5.05 hereof.

            5.13 Public Utility Holding Company Act. The Company will not, and will not permit any of its Subsidiaries to, be subject to regulation under the Public Utility Holding Company Act of 1935, as amended.

            VI. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants as follows:

            6.01 Corporate Existence and Powers. The Company and each of its Restricted Subsidiaries is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation (or, in case of any Restricted Subsidiary not a corporation, such Restricted Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its organization) and is duly licensed or qualified to do business and is in good standing in all states in which the Company believes the conduct of its business or the ownership of its assets requires such qualification, and the Company has corporate power to make this Agreement and the Notes and to borrow hereunder.

            6.02 Corporate Authority, etc. The making and performance by the Company of this Agreement and the Notes and each borrowing hereunder have been duly authorized by all necessary corporate action and do not and will not contravene any provision of law applicable to the Company or of the certificate of incorporation or by-laws of the Company or result in the material breach of, or constitute a material default or require any consent under, or result in the creation of any material lien, charge or other security interest or encumbrance not permitted by 5.08 hereof upon any property or assets of the Company or any of its Restricted Subsidiaries pursuant to, any indenture or other agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries or any of their respective properties may be bound or affected (or, if any such consent is so required, the Company has obtained such consent, which is sufficient for the purpose and remains in full force and effect, and copies thereof have been furnished to Chase). This Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Notes when executed and delivered will constitute, its legal, valid and binding obligation, enforceable in accordance with its terms.

            6.03 Financial Condition. The consolidated balance sheets of the Company and its Consolidated Subsidiaries as at December 31, 1995 and March 31, 1996 and the related statements of consolidated income and cash flows of the Company and its Consolidated Subsidiaries for the 12 months and three months ended on said dates, respectively, heretofore furnished by the Company to the Banks, fairly present in all material respects the financial condition of the Company and its Consolidated Subsidiaries as at said dates and the results of their operations and cash flows for the 12 months and three months, respectively, then ended in accordance with generally accepted accounting principles (except that the financial statements as of March 31, 1996 and for the three months then ended were prepared in accordance with the rules of the Securities and Exchange Commission applicable to interim financial statements and they are subject to normal year-end audit adjustments). Except as disclosed in a letter dated June 4, 1996, from the Treasurer of the Company, a copy of which has been furnished to each Bank, since December 31, 1995 there has heretofore been no material adverse change in the financial condition or operating results of the Company and its Consolidated Subsidiaries, taken as a whole, from that set forth in the consolidated balance sheet and related statements as at and for the period ended on said date.

            6.04 Litigation. Except as disclosed in a letter dated June 4, 1996, from the Senior Vice President and General Counsel of the Company, a copy of which has heretofore been furnished to each Bank, there are no actions, suits or proceedings, and no proceedings before any arbitrator or by or before any governmental commission, board, bureau or other administrative agency, pending, or to the knowledge of the Company threatened, against or affecting the Company or any Subsidiary which are reasonably likely to have a material adverse effect on the financial condition, properties or operations of the Company and its Subsidiaries, taken as a whole.

            6.05 Taxes. Each of the Company and each Restricted Subsidiary has filed all material tax returns required to be filed and paid all material taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof, except to the extent the same have become due and payable but are not yet delinquent, and except for any taxes and assessments of which the amount, applicability or validity is currently being contested in good faith by appropriate proceedings.

            6.06 Approvals. No approval, license or consent of any governmental regulatory body is requisite to the making and performance by the Company of this Agreement, or the execution, delivery and payment of the Notes (or, if any such approval, license or consent is so requisite, the Company has obtained the same, which is sufficient for the purpose and remains in full force and effect, and copies thereof have been furnished to Chase).

            6.07 ERISA. The Company, and each Subsidiary, has met its minimum funding requirements under ERISA with respect to all its Plans and has not incurred any material liabilities to PBGC or to such Plan under ERISA in connection with any such Plan.

            6.08 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

            6.09 Certain Subsidiaries. Except as a consequence of a transaction or transactions permitted by this Agreement, the Company directly or indirectly owns all of the outstanding shares of common stock of each of the Restricted Subsidiaries (except for directors' qualifying shares), and all shares of stock of such corporations are validly issued, fully paid and non-assessable.

            6.10 Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

            6.11 Environmental Laws. The Company and its Subsidiaries are in compliance in all material respects with the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and each other federal, state or local statute, law, ordinance, code, rule or regulation, regulating or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, except for any noncompliance that is not reasonably likely to have a material adverse effect on the financial condition, properties or operations of the Company and its Subsidiaries, taken as a whole.

            All representations and warranties made herein shall survive the making of the Loans and the delivery of the Notes hereunder.

            VII. EVENTS OF DEFAULT. If any of the following "Events of Default" shall occur and shall not have been remedied:

                  A. default by the Company in the payment of any principal of any of the Notes when the same becomes due and payable;

                  B. default by the Company in the payment of interest on any of the Notes or any other amounts payable under 1.03 or 2.08 hereof which shall remain unremedied for ten days after the same becomes due and payable;

                  C. any  representation  or  warranty  made by the  Company  in
            Article VI hereof or in any certificate furnished to the Agents or to the Banks hereunder (or deemed to have been given at the time of any borrowing hereunder) shall prove to have been incorrect when made or deemed made, in any material respect;

                  D. default by the Company in the due performance or observance of 5.05, 5.08 or 5.09 hereof;

                  E. default by the Company in the due performance or observance of 5.06(a) hereof which shall remain unremedied for a period of ten days;

                  F. default by the Company in the due performance or observance of 5.03 or 5.06(b) hereof which shall remain unremedied for a period of 30 days after such default shall have become known to an executive officer of the Company;

                  G. default by the Company in the due performance or observance of any other covenant or agreement herein contained which shall remain unremedied for a period of 30 days after written notice thereof shall have been given to the Company by any Bank (through any Agent);

                  H. default by the Company or any Restricted  Subsidiary (i) in the payment of any Indebtedness of the Company and/or one or more Restricted Subsidiaries in an aggregate unpaid principal amount of at least $25,000,000, beyond the period or periods of grace (if any) provided with respect thereto, or (ii) in the performance or observance of any other provisions in indentures, credit or loan agreements or other agreements or instruments under which such Indebtedness in such aggregate unpaid principal amount of the Company and/or one or more Restricted Subsidiaries is outstanding or by which such Indebtedness is evidenced and, in the case of clause
            (ii) only, if the effect of such default is to cause, or permit the holder or holders of such Indebtedness (or a trustee or an agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity;

                  I. any  Termination  Event shall have  occurred and shall have continued under circumstances which result in an uninsured payment or repayment liability of the Company or any of its Subsidiaries to PBGC in an amount which is material in relation to the financial position of the Company and its Subsidiaries, on a consolidated basis;

                  J. either the Company or one or more  Restricted  Subsidiaries
            (taken as a group) with total assets of at least $10,000,000 in the aggregate (such Restricted Subsidiary or Subsidiaries being hereinafter called the "Restricted Group") shall (1) apply for or consent to the appointment of, or taking possession by, a receiver, trustee, custodian, liquidator or other similar official of itself or of all or a substantial part of its assets, (2) admit in writing its inability to pay its debts, or generally become unable to pay its debts, as they become due, (3) make a general assignment for the benefit of its creditors, (4) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (5) file a petition seeking to take advantage of any other laws relating to bankruptcy, reorganization, insolvency, winding-up or composition or readjustment of debts, or (6) acquiesce in writing to, or fail to controvert in a timely and appropriate manner, any petition filed against it or in any involuntary case under the aforesaid federal bankruptcy laws; or corporate action shall be taken by the Company or the Restricted Group for the purpose of effecting any of the foregoing; or

                  K. a  proceeding  or case  shall  be  commenced,  without  the application  or consent of the Company or the  Restricted  Group (as defined in paragraph J above), in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debts,
            (2) the appointment of a receiver, trustee, custodian, liquidator or any similar official of itself of all or a substantial part of its assets, (3) similar action with respect to the Company or the Restricted Group under the federal bankruptcy laws (as now or hereafter in effect) or any other laws relating to bankruptcy, insolvency, reorganization, liquidation or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect, for any period of 60 consecutive days; or an order for relief against the Company or the Restricted Group shall be entered in an involuntary case under such federal bankruptcy laws,

THEREUPON, (1) in the case of any of the Events of Default specified in paragraphs A through I above, (i) any Agent may and, upon being directed so to do by the Majority Banks, shall, by notice to the Company, terminate all Commitments hereunder and they shall thereupon terminate, and (ii) any Agent may and, upon being directed by Banks holding at least 66-2/3% of the aggregate unpaid principal amount of the Loans shall, by notice to the Company, declare all outstanding Loans and Notes and all other obligations of the Company thereunder to be due and payable, whereupon the same shall become forthwith due and payable, without further protest, presentment, notice or demand, all of which are expressly waived by the Company, and (2) in case of any of the Events of Default specified in paragraph J or K above, without any notice to the Company or any act by any Agent or the Majority Banks or any Bank, all Commitments hereunder shall terminate forthwith and the principal of and interest accrued on all the Loans and the Notes and all other obligations of the Company thereunder shall become and be due and payable.

            VIII. MISCELLANEOUS

            8.01 Waiver. No failure on the part of any Agent, Bank or holder of a Note to exercise and no delay in exercising and no course of dealing with respect to any right, power or privilege under this Agreement or the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege under this Agreement or the Notes preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

            8.02 Notices and Delivery of Documents. Except as otherwise specified herein, all notices and other communications hereunder shall be in writing or by telex or telecopy, and shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice or other communication, three Business Days after the date deposited in the mails, certified and postage prepaid, addressed to any party hereto at its address given on Schedule 2 hereto or on the signature pages of, or any schedule to, any amendment hereto, or at such other address of which any party hereto shall have notified in writing the party giving such notice or (in the case of a telex message) addressed to any party at any telex number which is published as belonging to the addressee. Except as otherwise expressly provided herein, all Notes and other documents to be delivered to any Agent under this Agreement shall be delivered to it at its Principal Office.

            8.03 Governing Law. This Agreement and the Notes hereunder shall be construed in accordance with and governed by the law of the State of New York.

            8.04 Offsets, etc. Upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time and from time to time, without notice to the Company except as required by law (any such notice being expressly waived by the Company), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement and the Notes held by such Bank. Each Bank agrees promptly to notify the Company after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Banks under this 8.04 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have.

            8.05 Disposition of Loans. Each Bank may at any time, at its own expense, assign (but only with the prior written consent of the Company, which it may refuse or grant in its sole discretion), or sell participations in, all or any portion of any Loans made by it to another bank or other entity; provided that no such assignment shall be in a principal amount less than $10,000,000. Any Bank making an assignment hereunder shall pay to Chase an administrative fee of $2,500 with respect to each assignment. In the case of an assignment, upon notice thereof by such Bank to the Company and the Agents, to the extent of such assignment and the Loans so assigned, the assignee shall have the same rights and benefits as it would have if it were a Bank hereunder and the assignor shall cease to have the rights and benefits of a Bank hereunder (provided that the obligations of the Company under Article III to such Bank shall survive such assignment). In the case of a participation, except as otherwise provided in 2.06(c) hereof, the participant shall not have any rights under this Agreement or such Bank's Notes (the participant's rights against such Bank in respect of such participations to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Company under Article III hereof shall be determined as if such Bank had not sold such participation. The granting of any such participation shall not relieve the grantor of its Commitment hereunder. Each Bank may furnish any information concerning the Company or any of its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants) under this 8.05, provided that, if any such information is confidential information consisting of or based upon information provided by the Company, prior to furnishing any such information such Bank shall obtain the agreement of any such assignee or participant, in favor of the Company, to maintain the confidentiality of such information, subject to the same requirements and exceptions as specified in 5.02 hereof (and such Bank shall promptly furnish a copy of each such agreement to the Company).

            8.06 Expenses. All statements, reports, certificates, opinions and other documents or information furnished by the Company to the Agents or the Banks under this Agreement shall be supplied without cost to the Agents or the Banks. Further, the Company hereby agrees that it shall pay, on demand, whether or not any Loan is made hereunder, (a) all reasonable out-of-pocket costs and expenses of the Banks and the Agents incurred in connection with the preparation, execution and delivery of this Agreement, or any amendment or supplement thereto, and the Notes and the making of the Loans hereunder, (b) the reasonable fees and disbursements of Simpson Thacher & Bartlett, special counsel to the Banks, in connection therewith, and (c) all costs and expenses of collection (including, without limitation, reasonable legal fees) incident to the enforcement, protection or preservation of any right of any Bank under this Agreement or the Notes.

            8.07 Amendments, Waivers, etc. This Agreement and the Notes may not be amended, supplemented or modified, nor any of its terms be waived, except by written instruments signed by the Company and the Majority Banks (and, in the case of any amendment, supplement, modification or waiver affecting Article IX hereof, each of the Agents); provided, however, that no such amendment, supplement, modification or waiver shall, without the written consent of all of the Banks: (i) extend the term of, or change the amount of, or change any of the provisions of 1.04 hereof with respect to the reduction or increase of, the Commitment of any Bank, or change the rate at which commitment or facility fees accrue hereunder or extend the time for payment thereof, (ii) extend the maturity of any Loan, change the rate of interest thereon, or affect in any way the terms of payment thereof, (iii) alter the definition of "Majority Banks",
(iv) affect any  provisions  relating to Fixed Rate Loans,  (v) alter this 8.07,
(vi) waive any condition specified in Article IV, (vii) waive an Event of Default under paragraph J or K of Article VII or modify the effect thereof or
(viii) waive or amend any representation contained in Article VI. Any such amendment, supplement, modification or waiver so entered into shall apply equally to all of the Banks and any holder of the Notes and shall be binding upon all parties hereto. Any waiver hereunder shall be for such period and subject to such conditions as shall be specified in such written instrument. In the case of any waiver of an Event of Default, such Event of Default shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Event of Default or any right, power or privilege of the Banks hereunder in connection therewith.

            8.08 Definitions. Certain terms are defined in Schedule 1 hereto and as used herein shall have meanings as so defined.

            8.09 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Banks, the Agents, the Company and their respective successors and assigns, except that Company may not assign or transfer any of its respective rights or obligations hereunder without the prior written consent of all the Banks.

            8.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

            IX.   THE AGENTS

            9.01 Appointment, Power and Immunities. Each Bank hereby irrevocably appoints and authorizes each Agent to act as its agent hereunder with such powers as are specifically delegated to such Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement, nor shall any Agent, by reason of this Agreement, have a fiduciary relationship with any Bank. No Agent shall be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or in any information memorandum pertaining to the Company or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other document referred to or provided for herein or for any failure by the Company to perform its obligations under any thereof. Each Agent may employ agents and attorneys-in-fact and shall not be answerable, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agents nor any of their directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by them hereunder or in connection herewith, except for their own gross negligence or willful misconduct.

            9.02 Reliance by Agents. Each Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Chase. Chase may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a notice of the assignment thereof satisfactory to Chase signed by such payee shall have been filed with it. As to any matters not expressly provided for by this Agreement, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions signed by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

            9.03 Default. No Agent shall be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than nonpayment of principal, interest or commitment or other fees) unless such Agent has received written notice from a Bank or the Company specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that any Agent receives such a notice of the occurrence of a Default or an Event of Default, such Agent shall give prompt written notice thereof to the other Agents and the Banks. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed in writing by the Majority Banks provided that (i) unless and until the Agents shall have received such directions, the Agents may take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interests of the Banks and (ii) in no event shall any Agent be required to institute any action, suit or other proceeding in connection herewith.

            9.04 Rights as a Lender. With respect to its Commitment and the Loans made by it or any collateral therefor, each of Chase and Morgan (and any successor Agent hereunder) in its capacity as a Bank under this Agreement shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as an Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include each of Chase and Morgan (and any successor Agent hereunder) in its individual capacity. Each of Chase and Morgan (and any successor Agent hereunder) and their affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company (and any of its related companies) as if it were not acting as an Agent and may accept fees and other consideration from the Company for services in connection with this Agreement and otherwise without having to account for the same to the other Agent and the Banks.

            9.05 Indemnification. The Banks severally agree to indemnify each Agent (to the extent requested by such Agent as provided in 9.08 hereof and/or to the extent not reimbursed by the Company), pro rata according to the amounts of their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement or any other documents referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Company is obligated to pay under 8.06 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that (a) such Agent shall have given the Banks notice thereof and an opportunity to defend against the same at the expense of the Banks and with counsel selected by the Majority Banks, (b) no Bank shall be liable to an Agent for any of the foregoing to the extent they arise from such Agent's gross negligence or willful misconduct and (c) no Bank shall be liable for any amount in respect of any compromise or settlement of any of the foregoing unless such compromise or settlement is approved by the Majority Banks.

            9.06 Reports. Promptly after its receipt thereof, each Agent (or, if all Agents shall have received the same, Chase) will forward to each Bank a copy of each report, notice or other document required by this Agreement to be delivered to such Agent for such Bank.

            9.07 Non-Reliance on Agents and Other Banks. Each Bank agrees that it has, independently and without reliance on any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking such action under this Agreement. No Agent shall be required to keep itself informed as to the performance or observance by the Company of this Agreement or any other document referred to or provided for herein or to make inquiry of or to inspect the properties or books of the Company. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by any Agent hereunder, no Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company (or any of its related companies) which may come into the possession of such Agent or any of its affiliates.

            9.08 Failure to Act. Except for action expressly required of any Agent under this Agreement, such Agent shall in all cases be fully justified in failing or refusing to act unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

            9.09 Resignation or Removal of Agents. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by giving written notice thereof to the Banks and the Company and any Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank which has an office (or an affiliate or a Subsidiary with an office) in New York, New York. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          SONAT INC.


                                          By   /s/ Thomas W. Barker, Jr.
                                               Title: Vice President - Finance
                                                     and Treasurer

Commitment

$ 67,500,000                              THE CHASE MANHATTAN BANK
                                                (NATIONAL ASSOCIATION)


                                          By   /s/ Ronald Potter
                                               Title: Managing Director

$ 67,500,000                              MORGAN GUARANTY TRUST COMPANY OF
                                                NEW YORK


                                          By   /s/ John Kowalczuk
                                               Title: Vice President

$ 50,000,000                              TORONTO DOMINION (TEXAS), INC.


                                          By   /s/ Linda A. Lavin
                                               Title: Director


$ 50,000,000                              THE BANK OF NOVA SCOTIA


                                          By   /s/ A.S. Norsworthy
                                               Title: Sr. Team Leader - Loan
                                               Operations

$ 50,000,000                              CIBC INC.


                                          By   /s/ Gary C. Gaskill
                                               Title: Authorized Signatory

$ 40,000,000                              SUNTRUST BANK, ATLANTA


                                          By   /s/ F. McLellan Deaver
                                               Title: Group Vice President


                                          By   /s/ Jennifer L. McClure
                                               Title: Banking Officer

$ 25,000,000                              CREDIT LYONNAIS NEW YORK BRANCH


                                          By   /s/ Pascal Poupelle
                                               Title: Senior Vice President

$ 30,000,000                              NATIONSBANK OF TEXAS, N.A.


                                          By   /s/ Paul C. Sqires
                                               Title: Senior Vice President

$ 30,000,000                              MELLON BANK, N.A.


                                          By   /s/ A. Gary Chace
                                               Title: Senior Vice President

$ 30,000,000                              WACHOVIA BANK OF GEORGIA, N.A.


                                          By   /s/ William Nixon
                                               Title: Assistant Vice President

$ 15,000,000                              AMSOUTH BANK OF ALABAMA


                                          By   /s/ David A. Simmons
                                               Title: Senior Vice President

$ 15,000,000                              BANK OF TOKYO - MITSUBISHI, LTD.


                                          By   /s/ Nathan Lea
                                               Title: Banking Officer

$ 15,000,000                              THE FIRST NATIONAL BANK OF CHICAGO


                                          By   /s/ Leo Loughead
                                               Title: Corporate Banking
                                               Officer

$ 15,000,000                              PNC BANK, NATIONAL ASSOCIATION


                                          By   /s/ J. Drew Potts
                                               Title: Commercial Banking
                                               Officer

$500,000,000

                                          Agents

                                          THE CHASE MANHATTAN BANK (NATIONAL
                                                ASSOCIATION)
                                                as Agent


                                          By   /s/ Ronald Potter
                                               Title: Managing Director

                                          MORGAN GUARANTY TRUST COMPANY OF
                                                NEW YORK
                                                as Agent


                                          By   /s/ John Kowalczuk
                                               Title: Vice President